Exhibit 10.b.i(i)(B)

[For awards on or after 1/01/2005]

RETURN THE ENCLOSED COPY

AFTER YOU HAVE SIGNED AND

PROVIDED THE REQUESTED

INFORMATION; PLEASE RETAIN

THE ORIGINAL

Restricted Stock Award Agreement

[Date]

[Name]

[Address1]

[Address2]

[Address3]

[Address4]

Dear [Salutation]:

On behalf of the Company, I am pleased to inform you that on [date] the Organization and Compensation Committee of the Board of Directors granted you an Award of Restricted Stock, pursuant to the Company’s 1991 Long Term Stock Incentive Plan (the “Plan”), of [In Words] ([Shares]) shares of the Company’s $1.00 par value Common Stock (the “Restricted Shares”). This letter and the attached Appendix (the “Agreement”) state the terms of the Award and contain other provisions which on your acceptance commit the Company and you, so I urge you to read them carefully. You should also read the copies of the Plan and related Prospectus which are available from the Company. Enclosed are copies of these documents as well as our latest annual report to stockholders to the extent our records indicate you may not have previously received them. For purposes of this Agreement, use of the words “employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries and unless otherwise stated shall not include employment by an “Affiliate” (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

Certificates for the shares of stock evidencing the Restricted Shares will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this Award. You will be entitled to vote and receive any cash dividends (net of required tax withholding) on the Restricted Shares, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Plan.

Provided since the date of the Award you have been continuously employed by the Company, the restrictions on 10% of the shares will automatically lapse on [date] and on the same date of each year thereafter until all shares are free of restrictions, in each case based on the initial number of shares. Notwithstanding the foregoing, effective January 1 of the calendar year in which you attain age 66 (or if you are already age 66 or older), any shares that would otherwise vest beyond the next five annual installments will vest evenly in whole shares on the next five original vesting dates.

In accordance with Section 6(c)(iv) of the Plan, if your employment should be terminated by reason of your death or permanent and total disability or if unforfeited Restricted Shares remain unvested and you should die following retirement from employment on or after you attain age 65, the restrictions on all Restricted Shares will lapse and your rights to the shares will become vested on the date of such termination or death. If you are then an employee and your employment should be terminated by reason of retirement on or after your attaining age 65, such restrictions will continue to lapse in the same manner as though your employment had not been terminated.

As restrictions lapse, a certificate for the number of Restricted Shares as to which restrictions have lapsed will be forwarded to you or the person or persons entitled to the shares.

If your employment is terminated for any reason, with or without cause, while restrictions remain in effect, other than for a reason referred to in the second preceding paragraph, all Restricted Shares for which restrictions have not lapsed will be automatically forfeited to the Company.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all Restricted Shares for which restrictions have not lapsed will be forfeited to the Company.

Your acceptance of this Award of Restricted Stock will acknowledge that you have read all of the terms and conditions herein and as set forth in the attached Appendix and will evidence your agreement to all of such terms and conditions and to the incorporation of the Appendix as part of this Agreement.

2

Please complete your mailing address and social security number as indicated below, sign, date and return one copy of this Award Agreement to Eugene A. Gargaro, Jr., our Vice President and Secretary, as soon as possible in order that this Award may become effective. Since the Restricted Shares cannot be registered in your name until we receive the signed copy of this Agreement, and since dividend, voting and other rights will only become effective at that time, your prompt attention and acceptance will be greatly appreciated.

Very truly yours,

MASCO CORPORATION

Richard A. Manoogian
Chairman of the Board and
Chief Executive Officer

I accept and agree to the foregoing terms and conditions and the terms and conditions contained in the attached Appendix.

(Signature of Recipient)

(Mailing Address)

(Social Security Number)

Dated:

3

Appendix To Award Agreement

In consideration of the award of Restricted Shares (the “Grant”) contained in the foregoing letter agreement into which this Appendix is incorporated (the “Agreement”), you agree that, with respect to all other awards of options and restricted stock or phantom stock awards or stock appreciation rights (the “Awards”) which you have previously been granted under the 1991 Long Term Stock Incentive Plan (the “Plan”) of Masco Corporation (the “Company”) and similar Awards under all other plans of the Company and affiliated or formerly affiliated employers, the definition of “Change in Control” set forth in Section 6(g)(vi)(C) of the Plan shall constitute the exclusive definition of Change in Control for purposes of such Awards.

The Company and you agree that all of the terms and conditions of the Grant are reflected in the Agreement and in the Plan, and that there are no other commitments or understandings currently outstanding with respect to any other Awards except as may be evidenced by agreements duly executed by you and the Company.

By signing the Agreement you acknowledge acceptance of the Grant and receipt of the documents referred to in the Agreement and represent that you have read the Plan, are familiar with its provisions, and agree to its incorporation in the Agreement and all of the other terms and conditions of the Agreement. Such acceptance, moreover, evidences your agreement promptly to provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company or any of its subsidiaries or affiliated companies.

In addition you agree, in consideration for the Grant, and regardless of whether restrictions on shares subject to the Grant have lapsed, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control, not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any “Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while the Grant is outstanding, or (y) the subsidiary employing or retaining you at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you either breach or challenge in judicial or arbitration proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

By accepting this Grant you: (a) agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes; (b) acknowledge that (1) all of your rights to the Grant are embodied in the Agreement and in the Plan, (2) the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship and (3) your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time; and (c) agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of grant unless you have already agreed in writing to a longer period.

Section 3 of the Plan provides, in part, that the Committee appointed by the Company’s Board of Directors to administer the Plan shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons.  In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Dispute Resolution Policy (the terms of which are incorporated herein); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Agreement shall be governed by and interpreted in accordance with Michigan law.